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PRESS RELEASE


                             CENTRAL BANCORP REPORTS
                               QUARTERLY EARNINGS

         SOMERVILLE, MASSACHUSETTS, July 26, 2006 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) today reported that its net income for the quarter ended June 30, 2006 was $113,000, or $0.08 per diluted share. For the corresponding quarter in the prior fiscal year, the Company reported net income of $706,000, or $0.49 per diluted share.

         The decrease in net income for the quarter ended June 30, 2006 compared to the quarter ended June 30, 2005 was primarily the result of a decrease in net interest and dividend income from $4.2 million for the 2005 quarter to $3.6 million for the 2006 period, a $4 thousand decrease in non-interest income and an increase in non-interest expense from $3.5 million to $3.8 million, partially offset by a $323,000 decrease in the provision for income taxes. The decrease in net interest and dividend income is primarily the result of the combined effect of a decrease in net interest spread and net interest margin and, to a lesser extent, the postponement of the dividend on our investment in stock in the Federal Home Loan Bank. Decreases occurred in the net interest spread and the net interest margin from 2.88% and 3.23%, respectively, for the quarter ended June 30, 2005 to 2.29% and 2.72%, respectively, for the quarter ended June 30, 2006. The decreases in the spread and margin were primarily due to increases in both the volume and the rates paid on interest-bearing liabilities. While the cost of funds increased by 57 basis points, the yield on interest-earning assets declined by 2 basis points. Interest-bearing liabilities repriced upward faster than interest-earning assets primarily due to the increase in short-term interest rates and the flat yield curve, as well as our continued offering of promotional rates on certificates of deposit due to increased competition for deposit accounts in our market. The decrease in interest income is primarily the result of the Federal Home Loan Bank's postponement of its quarterly dividend because of restrictions in its new capital guidelines. During the quarter ended June 30, 2005, the FHLB's dividend totaled $88 thousand; we expected the dividend to exceed $100,000 in the quarter ended June 30, 2006. We have been advised that the FHLB expects to declare a six-month equivalent dividend during the quarter ending September 30, 2006. Increases in non-interest expense reflected normal salary and benefit increases as well as added staff for our new branch and rent, utilities and equipment for the new branch and operations center. Marketing expense also increased from the comparable period last year.

         Total interest and dividend income increased from $7.4 million for the three-months ended June 30, 2005 to $7.5 million for the current year period, primarily as a result of a $16.9 million, or 4.3%, increase in the average balance of loans from June 30, 2005 to June 30, 2006. Loans increased primarily as a result of an increase in the origination of commercial real estate loans, which increased mainly due to our continued focus on originating these loans. Loans decreased $3.1 million from March 31, 2006 to June 30, 2006 primarily as a result of a net decline in commercial real estate and construction loans of $1.5 million and residential loans of $2.9 million, partially offset by an increase in loans held for sale of $0.3 million and other loans of $1.0 million.

         Total assets were $545.5 million at June 30, 2006 and $547.3 million at March 31, 2006. During the three months ended June 30, 2006, investment securities available for sale decreased by $12.0 million as the result of maturities and pay-downs of investments and the mandatory redemption of a portion of our investment in FHLB stock. This decline was offset by an increase in short-term investments of $10.6 million. Liabilities decreased from $508.1 million at March 31, 2006 to $506.5 million at June 30, 2006, primarily due to a decrease in borrowings of $16.7 million offset by an increase in deposits of $15.5 million. Borrowings decreased as we used deposit growth to pay down maturing and called borrowings at lower replacement rates. Deposits increased to $408.9 million at June 30, 2006 from $393.4 million at March 31, 2006. The increase in deposits occurred primarily in certificates of deposit and as a result of our offering of promotional rates on these accounts and, to a lesser extent, due to the opening of our new Medford office.

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         The provision for loan losses was $50,000 for the quarters ended June
30, 2006 and June 30, 2005. Management considered the allowance for loan losses to be adequate during both periods.

         Non-interest income decreased $4,000 for the quarter ended June 30, 2006 compared to the 2005 period, primarily as a result of the $22,000 decrease in gain on sales of loans due to a slower residential real estate environment, offset by an increase in deposit account related fees of $24,000. Non-interest expense was $3.8 million in the June 2006 quarter compared to $3.5 million for the prior year quarter primarily due to staffing and occupancy costs associated with the opening of our new branch office and operations center as well as infrastructure improvements. Income tax expense for the June 2006 quarter decreased $323,000 from the 2005 quarter due to the decrease in pre-tax income.

         In June we opened our new Medford branch. We are pleased with the results to date and with the reception we have received in the community.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full service banking offices, a limited service high school branch in suburban Boston and a stand alone 24-hour automated teller machine in Somerville.

(See accompanying tables.)

         This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.


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                           CENTRAL BANCORP, INC.
                        CONSOLIDATED OPERATING DATA
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                Quarter Ended
                                                  June 30,
                                         --------------------------
                                             2006         2005
                                         --------------------------
                                                (Unaudited)
Net interest and dividend income            $3,578       $4,159
Provision for loan losses                       50           50
Net gain (loss) on sales and write-downs
  of investment securities                     112          117
Gain on sales of loans                          33           55
Other non-interest income                      345          322
Non-interest expenses                        3,846        3,515

  Income before taxes                          172        1,088
Provision for income taxes                      59          382

  Net income                                $  113       $  706

Earnings per share:
  Basic                                     $  .08       $  .50

  Diluted                                   $  .08       $  .49

Weighted average number of
  shares outstanding:
  Basic                                      1,440        1,423

  Diluted                                    1,453        1,429


                   CONSOLIDATED BALANCE SHEET DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          June 30,     March 31
                                            2006         2006
                                         -----------------------

Total assets                             $ 545,479    $ 547,275
Investment securities available for sale    95,092      107,071
Total loans (1)                            412,268      415,363
Allowance for loan losses                    3,843        3,788
Deposits                                   408,898      393,413
Borrowings                                  89,326      106,032
Subordinated debenture                       5,258        5,258
Stockholders' equity                        38,959       39,189

(1) Includes loans held for sale of $383 and $45 at June 30, 2006 and March 31, 2006, respectively.

                    SELECTED FINANCIAL RATIOS

                                                 QUARTER ENDED
                                                   JUNE 30,
                                         --------------------------
                                              2006         2005
                                         --------------------------
                                                 (Unaudited)
Return on average assets                      0.08 %       0.53 %
Return on average equity                      0.99         7.20
Interest rate spread                          2.29         2.88
Net interest margin                           2.72         3.23

Equity to assets                              8.38         7.42
Non-performing assets to total assets         0.40         0.02
Book value per share                         24.49        24.65

CONTACT:

Central Bancorp, Inc.
Paul S. Feeley, 617-628-4000
Senior Vice President, Treasurer &
Chief Financial Officer